February 18, 2010	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Schedules 2010 Annual Meeting of Shareholders;
Sets Record Date

TULSA, Okla. – Feb. 18, 2010 -- ONEOK, Inc. (NYSE: OKE) will hold its annual meeting of shareholders on May 20, 2010, at 10 a.m. Central Daylight Time. The meeting also will be audio webcast on ONEOK’s Web site, www.oneok.com.

The record date for determining shareholders entitled to receive notice of the meeting and to vote is March 22, 2010.

What: ONEOK, Inc. 2010 Annual Meeting of Shareholders

When: 10 a.m. CDT, May 20, 2010

Where: Company headquarters, 100 West 5th Street, Tulsa, Okla.

How: Log on to the Web at www.oneok.com

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.9 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.
OKE-FV

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